Exhibit 99.1

AWBC – 2010 Q1 Results

April 29, 2010

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES FIRST QUARTER

2010 FINANCIAL RESULTS

SPOKANE, WASHINGTON - AmericanWest Bancorporation (OTCBB: AWBC) today announced first quarter 2010 financial results, which included the following:

•	First quarter 2010 net interest margin was 3.62%, up 8 basis points from the previous quarter and up 31 basis points over the first quarter of 2009.

•	Non-performing assets at March 31, 2010 decreased by $11.5 million, or 7%, as compared to the prior quarter.

•	Net charge-offs for the first quarter of 2010 were $5.5 million as compared to $9.8 million for the fourth quarter of 2009 and $17.7 million for the first quarter of 2009.

•

Provision for loan losses was $5.0 million for the first quarter of 2010 as compared to $15.9 million for the fourth quarter of 2009 and $13.7 million for the first quarter of 2009. This is the lowest provision for loan losses recorded since the third quarter of 2007.

•

Total balance sheet liquidity (comprised of cash, cash equivalents and securities) at March 31, 2010 declined to $229.6 million, as compared to $250.6 million at December 31, 2009, and increased significantly from $129.9 million at March 31, 2009.

•	Loans ended the quarter at $1.19 billion, a reduction of $78 million, or 6%, from December 31, 2009 and a reduction of $369 million, or 24%, over the past year.

•	Total deposits declined by 6% to $1.41 billion at March 31, 2010 as compared to $1.51 billion at December 31, 2009.

•

Total non-interest expense for the first quarter of 2010 included $2.7 million of foreclosed property expense, including $1.2 million of valuation adjustments, as compared to expense of $15.2 million for the fourth quarter of 2009, including $13.0 million of valuation adjustments.

For the quarter ended March 31, 2010, AmericanWest Bancorporation (Company) reported a net loss of $8.5 million, or $0.50 per share, as compared to a net loss of $17.7 million, or $1.03 per share, for the fourth quarter of 2009 and a net loss of $14.5 million, or $0.84 per share, for the first quarter of 2009. “Our first quarter financial results were in line with our expectations, with marked improvement in the key areas of margin expansion, credit costs and non-interest expense,” remarked Patrick Rusnak, Chief Executive Officer. “Although additional work lies ahead of us on the road back to profitability, it appears that the real estate market and economic headwinds that have challenged us for the past two years are finally subsiding, and our key performance indicators are moving in the right direction. Credit for our progress is, of course, also due to our dedicated staff and loyal customers.”

AWBC – 2010 Q1 Results

April 29, 2010

Net Interest Margin:

The tax-equivalent net interest margin for the first quarter of 2010 was 3.62%, up 8 basis points from the fourth quarter of 2009 and 31 basis points from the first quarter of 2009, principally driven by a reduction in the average cost of deposits.

The average yield on loans for the first quarter was 5.84%, an increase of 3 basis points from the prior quarter, and an increase of 20 basis points from the same period in 2009. The loan yield for the first quarter of 2010 was reduced by 64 basis points due to the total impact of non-accrual loans, including both reversed and forgone interest as compared to 50 basis points in the fourth quarter of 2009.

The average cost of interest bearing deposits for the first quarter was 1.49%, a decrease of 17 basis points from the fourth quarter of 2009 and a decrease of 102 basis points from the first quarter of 2009. The cost of borrowed funds, including FHLB advances and junior subordinated debt, was 4.54% for the first quarter of 2010, an increase of 20 basis points from the fourth quarter of 2009, and an increase of 135 basis points from the first quarter of 2009, due mainly to the mix of borrowings. The average cost of interest bearing liabilities for the first quarter of 2010 was 1.75%, as compared to 1.88% for the fourth quarter of 2009 and 2.61% for the first quarter of 2009. The Company’s cost of funds inclusive of non-interest bearing deposits was 1.42% for the first quarter of 2010 as compared to 1.53% for the fourth quarter of 2009, and 2.17% for the same period of 2009.

Loans:

Total outstanding loans as of March 31, 2010 were $1.19 billion, as compared to $1.27 billion at December 31, 2009, and $1.56 billion at March 31, 2009. The linked-quarter reduction was principally driven by a decline of $34.6 million in construction and development loans (including $9.5 million transferred to foreclosed real estate and $2.0 million in charge-offs). Total average loans outstanding for the first quarter of 2010 were $1.23 billion, a decrease of $108.3 million from the prior quarter and $383.9 million the same period in 2009.

Asset Quality:

Total non-performing assets, net of government guarantees on loans, were 9.45% of total assets at March 31, 2010 as compared to 9.58% of total assets at December 31, 2009, and 7.96% of total assets at March 31, 2009. Non-performing loans, net of government guaranteed amounts, represented 7.44% of total loans at March 31, 2010 as compared to 8.28% of total loans at December 31, 2009 and 7.86% of total loans at March 31, 2009. Non-performing loans reported as of March 31, 2010 reflected cumulative charge-offs of $19.6 million, of which $3.0 million were recognized during the quarter ended March 31, 2010. The decrease in non-performing loans during the first quarter is due mainly to paydowns of $10.8 million and loans transferred to foreclosed assets of $10.8 million. Foreclosed property at March 31, 2010 totaled $58.3 million and consisted of 47 properties, as compared to $53.4 million (45 properties) at December 31, 2009, and $22.6 million (28 properties) as of March 31, 2009. During the first quarter of 2010, 12 foreclosed properties with an aggregate carrying value of $4.7 million were sold, resulting in a pre-tax loss of $169 thousand. In addition, during the first quarter of 2010, $1.2 million of impairment charges were recognized on foreclosed real estate based upon updated appraisals or adjustments in listing prices resulting from observed market conditions. The $58.3 million carrying value of foreclosed property as of March 31, 2010 was net of $78.4 million of previously recorded loan charge-offs and valuation adjustments. Foreclosure action has been initiated on substantially all real estate secured non-performing loans, and the Company expects to obtain ownership of approximately $10.5 million of additional real estate collateral during the second quarter of 2010.

AWBC – 2010 Q1 Results

April 29, 2010

At March 31, 2010, the Company had approximately $93.1 million of loans, net of government guarantees, which were not classified as non-performing but were internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 7.8% of total outstanding loans, as compared to 6.3% at December 31, 2009. “We have seen a substantial increase in the level of buyer interest for our larger problem loans and foreclosed properties during the past few weeks, including large residential development projects for which demand had previously been very limited,” commented Rusnak. “With approximately 20% of our OREO currently under contract for sale and a dramatic decline in the volume of loans being moved to non-accrual status, we are expecting a significant reduction in the level of non-peforming assets during the second quarter and balance of 2010.”

The Company recognized a first quarter 2010 provision for loan losses of $5.0 million or 1.65% of average loans on an annualized basis, as compared to $15.9 million, or 4.70% of average loans on an annualized basis, for the quarter ended December 31, 2009. For the quarter ended March 31, 2009, the Company recognized a provision for loan losses of $13.7 million, or 3.44% of average loans on an annualized basis. For the quarter ended March 31, 2010, net charge-offs were $5.5 million, or 1.81% of average loans annualized, as compared to $9.8 million, or 2.92% of average loans annualized, for the quarter ended December 31, 2009 and $17.7 million, or 4.45% of average loans annualized, for the first quarter of 2009.

It is the Company’s general policy to recognize as charge-offs any specific loan impairments for known losses in lieu of carrying such amounts as a specific component of the allowance for credit losses. The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $38.9 million, or 3.26% of total loans at March 31, 2010, an increase of 16 basis points from December 31, 2009 and an increase of 61 basis points from March 31, 2009. Included in the allowance for loan losses at March 31, 2010 was $3.6 million of specific reserves associated with four loan relationships.

Deposits and Liquidity:

Total average interest bearing deposits for the first quarter of 2010 were $1.16 billion as compared to $1.25 billion in the fourth quarter of 2009 and $1.22 billion in the first quarter of 2009. Total average non-interest bearing demand deposits for the first quarter of 2010 were $295.1 million, a decrease of $7.9 million, or 3% as compared to the fourth quarter of 2009, and substantially unchanged from the same period of the prior year. Total average interest bearing demand deposit balances decreased $33.9 million, or 15% during the first quarter and increased $58.1 million, or 44%, since March 31, 2009 due mainly to promotional campaigns. The average savings and MMDA deposits decreased $20.0 million, or 5% as compared to the fourth quarter of 2009, and decreased $69.3 million, or 16% as compared to the first quarter of 2009. The average balance of certificates of deposit decreased $39.0 million, or 6%, as compared to the fourth quarter of 2009 and decreased $54.1 million, or 8%, as compared to the first quarter of 2009. The decrease in certificates of deposit from the first quarter of the prior year was principally the result of a reduction in brokered certificates of $25.0 million which matured during first half of 2009.

Total deposits as of March 31, 2010 were $1.41 billion, a decrease of 6% from December 31, 2009 and a decrease of 8% from March 31, 2009. Total brokered certificates of deposit at March 31, 2010 were $2.5 million, unchanged from December 31, 2009.

The reduction in loans, both through principal repayments and collateral liquidation, and the continued stability of the core deposit base have reduced the Company’s reliance on borrowings to fund its liquidity needs over the past year. Total FHLB and other borrowings at March 31, 2010 were $68.7 million, an increase of $5.0 million from December 31, 2009 and a decrease of $75.1 million from March 31, 2009.

AWBC – 2010 Q1 Results

April 29, 2010

As of March 31, 2010, the Bank had total available secured borrowing capacity of approximately $167.7 million through facilities at the FHLB and the Federal Reserve Bank of San Francisco (Fed) Discount Window program. As of March 31, 2010, the Bank had no borrowings from the Fed Discount Window.

Non-interest Income:

Non-interest income for the first quarter of 2010 was $2.8 million, as compared to $3.5 million for the fourth quarter of 2009 and $5.8 million for the first quarter of 2009. Fees and service charges on deposits income was $2.1 million, a decrease of $173 thousand as compared to the fourth quarter and a decrease of $105 thousand as compared to the first quarter of 2009. The declines as compared to the fourth and first quarters of 2009 are due mainly to lower overdraft fees in the first quarter of 2010. Fees on mortgage loan sales were $538 thousand, a decrease of $468 thousand from the preceding quarter and $1.4 million as compared to the first quarter of 2009, due to lower volumes of mortgages originated and sold. Other non-interest income was $197 thousand for the first quarter of 2010, an increase of $25 thousand as compared to the fourth quarter of 2009 and a decrease of $1.5 million as compared to the first quarter of 2009. Included in other non-interest income for the first quarter of 2009 was an excise tax refund from the state of Washington of $977 thousand, net of certain professional fees, paid in the process of amending prior years’ excise tax returns and $535 thousand of income related to the sale of a merchant bankcard portfolio, which was partially offset by losses on disposals of leasehold improvements of $419 thousand. In addition to these non-interest items, net gains from the sale of foreclosed assets declined $103 thousand in the first quarter of 2010 as compared to the first quarter of 2009 and merchant bankcard portfolio revenue declined $98 thousand.

Non-interest Expense:

Non-interest expense for the first quarter of 2010 was $19.3 million, as compared to $32.3 million for the fourth quarter of 2009 and $20.6 million for the first quarter of 2009. Foreclosed assets expense for the first quarter of 2010 was $2.7 million, a decrease of $12.4 million as compared to the fourth quarter of 2009. The decline is related to $13.0 million of valuation adjustments recorded in the fourth quarter of 2009 based upon updated appraisals and other considerations. Similar adjustments in the first quarter of 2010 totaled $1.2 million. Foreclosed assets expense was $617 thousand for the first quarter of 2009. Other non-interest expenses for the first quarter of 2010 declined $978 thousand as compared to the fourth quarter of 2009 and were $380 thousand less than the similar period of the prior year. The reduction from the fourth quarter of 2009 is due to decreases in other operational losses ($288 thousand), other expenses ($225 thousand), loan expenses ($203 thousand) and provision for unfunded commitments ($100 thousand). These decreases are partially offset by an increase in other professional fees associated with regulatory compliance and capital raising efforts of $101 thousand. Salaries and employee benefits expense for the first quarter of 2010 was $8.1 million, up $468 thousand (6%) from the fourth quarter of 2009 and down $825 thousand (9%) from the same period in 2009. The increase in salaries and employee benefits as compared to the preceding quarter is mainly due to benefit costs increasing $386 thousand. The decrease in salaries and employee benefits as compared to the first quarter of 2009 is mainly related to cost saving initiatives.

The efficiency ratio for the quarter ended March 31, 2010 was 101%, as compared to 95% in the prior quarter and 98% for the similar quarter of the prior year.

AWBC – 2010 Q1 Results

April 29, 2010

Income Taxes:

As a result of the Company’s going concern status, since December 31, 2008, all tax benefits from operating losses have been deferred and all deferred taxes have been fully reserved. The ability of the Company to recognize any tax benefit from its deferred tax assets in the future, even if it is successful in raising additional capital and attaining future operating profitability, will be limited by the current Internal Revenue Code and is not expected to provide a material positive impact on the regulatory capital ratios of the Company or Bank. During the quarter ended December 31, 2009, the Company recorded a tax benefit of $13.2 million based upon a recently enacted tax law change that extended the net operating loss carry-back period to five years, subject to certain limitations.

Capital and Regulatory Matters:

At March 31, 2010, total stockholders’ equity was $11.2 million and total tangible stockholders’ equity was $1.2 million, or $0.07 per share. The Company’s tangible equity ratio (tangible equity divided by tangible assets) was 0.08% as of March 31, 2010. At March 31, 2010, the Bank was classified as “significantly undercapitalized” for regulatory capital purposes. The Company and Bank’s regulatory capital ratios as of March 31, 2010 are included in the financial tables accompanying this release.

“Since the engagement of Cappello Capital as a new financial advisor two months ago, significant progress has been made with introducing new prospective private investors to the AmericanWest opportunity and reconnecting with those already familiar with our bank,” remarked Rusnak. “We are intently focused on completion of a recapitalization during the second quarter. We believe that improvements in capital markets conditions and the economic outlook, and evidence that progress is being made with our asset quality and operating performance, combined with our solid core deposit base, give us the basis for optimism on our ability to resolve the current capital deficiency and related regulatory directives.”

On February 24, 2010, the FDIC issued a Supervisory Prompt Corrective Action Directive directing the Bank to recapitalize within 30 days of receipt, and reiterating various requirements already imposed on the Bank by the Order described below.

On September 15, 2009, the Company entered into a Written Agreement with the Federal Reserve Bank of San Francisco. Substantially all of the requirements of the Written Agreement are similar to requirements imposed on the Company and the Bank pursuant to other regulatory agreements, and the Company and the Bank have been operating in a manner consistent with those requirements.

On May 11, 2009, AmericanWest Bank, the wholly-owned operating subsidiary of the Company (Bank), stipulated to entry of an Order to Cease and Desist (Order) by the FDIC and the Washington Department of Financial Institutions, Division of Banks. Management believes the Bank is in compliance with all but two provisions contained in the Order. First, the Bank did not attain the required Tier 1 leverage capital ratio of 10% within the required 120 day period, which expired on September 8, 2009. The amount of additional capital required to attain the prescribed Tier 1 leverage ratio as of March 31, 2010 was approximately $114.7 million (please refer to the Consolidated Financial Highlights section of this release for additional information on regulatory capital ratios). Second, the ratio of assets classified as substandard or doubtful noted in the most recent report of examination was not reduced to the required level of 75% of capital by September 8, 2009. The respective ratio was 114% as of March 31, 2010. Although the amount of assets so classified has been reduced by $131.0 million since December 31, 2008, the decrease in the Bank’s regulatory capital resulting from operating losses has impeded the Bank’s ability to achieve the requirements of this provision within the specified timeframe.

AWBC – 2010 Q1 Results

April 29, 2010

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, which includes Far West Bank in Utah operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the Company’s ability to improve its regulatory capital ratios and the Company’s projections regarding asset quality trends and foreclosed assets activity. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

AWBC – 2010 Q1 Results

April 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the three months ended:
	3/31/2010	12/31/2009	3/31/2009
INTEREST INCOME
Interest and fees on loans	$17,728	$19,596	$22,464
Interest on securities	526	564	752
Other interest income	119	164	35

TOTAL INTEREST INCOME	18,373	20,324	23,251

INTEREST EXPENSE
Interest on deposits	4,255	5,214	7,557
Interest on borrowings	1,206	1,223	1,757

TOTAL INTEREST EXPENSE	5,461	6,437	9,314

NET INTEREST INCOME	12,912	13,887	13,937
Loan loss provision	5,000	15,850	13,680

NET INTEREST INCOME (LOSS) AFTER LOAN LOSS PROVISION	7,912	(1,963)	257

NON-INTEREST INCOME
Fees and service charges on deposits	2,103	2,276	2,208
Fees on mortgage loan sales, net	538	1,006	1,924
Other	197	172	1,668

TOTAL NON-INTEREST INCOME	2,838	3,454	5,800

NON-INTEREST EXPENSE
Salaries and employee benefits	8,068	7,600	8,893
Foreclosed real estate and other foreclosed assets expense	2,732	15,151	617
Equipment expense	1,914	1,790	1,992
Occupancy expense, net	1,701	1,763	1,954
FDIC assessment	1,651	1,683	3,475
Amortization of intangible assets	608	716	716
State business and occupation tax	121	137	20
Other	2,486	3,480	2,925

TOTAL NON-INTEREST EXPENSE	19,281	32,320	20,592

LOSS BEFORE BENEFIT FOR INCOME TAX	(8,531)	(30,829)	(14,535)
BENEFIT FOR INCOME TAX	—	(13,160)	—

NET LOSS	$(8,531)	$(17,669)	$(14,535)

Basic loss per common share	$(0.50)	$(1.03)	$(0.84)
Diluted loss per common share	$(0.50)	$(1.03)	$(0.84)
Basic weighted average shares outstanding	17,216	17,213	17,213
Diluted weighted average shares outstanding	17,216	17,213	17,213
Ending book value per share	$0.65	$1.14	$4.38
Ending tangible book value per share	$0.07	$0.52	$2.54
Ending shares outstanding	17,216	17,213	17,213

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AWBC – 2010 Q1 Results

April 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	3/31/2010	12/31/2009	3/31/2009
ASSETS
Cash and due from banks	$30,030	$38,553	$55,129
Overnight interest bearing deposits with other banks	153,561	163,033	14,430

Cash and cash equivalents	183,591	201,586	69,559
Securities, available-for-sale at fair value	46,011	48,986	60,360
Loans, net of allowance for loan losses	1,153,642	1,231,300	1,519,507
Loans, held for sale	4,797	6,565	16,986
Accrued interest receivable	6,312	6,515	7,620
FHLB stock	10,267	10,267	10,267
Premises and equipment, net	34,894	35,877	39,921
Foreclosed real estate and other foreclosed assets	58,301	53,383	22,552
Bank owned life insurance	31,454	31,207	30,443
Goodwill	—	—	18,852
Intangible assets	9,995	10,603	12,751
Other assets	17,838	19,264	17,279

TOTAL ASSETS	$1,557,102	$1,655,553	$1,826,097

LIABILITIES
Non-interest bearing demand deposits	$293,664	$305,996	$288,248
Interest bearing deposits:
NOW, savings accounts and MMDA	527,162	574,133	574,229
Time, $100,000 and over	196,642	177,376	281,999
Other time	394,670	448,035	393,545

TOTAL DEPOSITS	1,412,138	1,505,540	1,538,021
FHLB advances	68,600	63,600	140,680
Other borrowings	61	83	3,130
Junior subordinated debt	41,239	41,239	41,239
Accrued interest payable	6,649	7,369	7,806
Other liabilities	17,178	18,117	19,836

TOTAL LIABILITIES	1,545,865	1,635,948	1,750,712
STOCKHOLDERS’ EQUITY
Preferred stock, no par	—	—	—
Common stock, no par	253,451	253,431	253,399
Accumulated deficit	(243,419)	(234,888)	(178,299)
Accumulated other comprehensive income, net of tax	1,205	1,062	285

TOTAL STOCKHOLDERS’ EQUITY	11,237	19,605	75,385

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,557,102	$1,655,553	$1,826,097

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AWBC – 2010 Q1 Results

April 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3/31/2010	12/31/2009	3/31/2009
Loan Portfolio:
Commercial real estate	$615,086	$627,984	$634,718
Residential real estate	172,766	183,320	202,312
Construction, land development and other land	133,898	168,454	342,564
Agricultural	128,732	142,404	150,479
Commercial and industrial	125,517	130,705	203,401
Installment and other	17,594	19,040	28,922

Total loans	1,193,593	1,271,907	1,562,396
Allowance for loan losses	(38,494)	(38,999)	(40,675)
Deferred loan fees, net of deferred costs	(1,457)	(1,608)	(2,214)

Net loans	$1,153,642	$1,231,300	$1,519,507

Non-performing Assets:
Accruing loans over 90 days past due (1)	$0	$0	$285
Non-accrual loans (1)	88,847	105,271	122,442

Total non-performing loans	$88,847	$105,271	$122,727
Foreclosed real estate and other foreclosed assets	58,301	53,383	22,552

Total non-performing assets	$147,148	$158,654	$145,279

Restructured loans (2)	$6,991	$6,995	$—

Allowance for Credit Losses:
Allowance for loan losses	$38,494	$38,999	$40,675
Reserve for unfunded commitments	410	456	660

Allowance for credit losses	$38,904	$39,455	$41,335

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	7.44%	8.28%	7.86%
Non-performing assets to total assets (1)	9.45%	9.58%	7.96%
Allowance for loan loss to total gross loans	3.23%	3.07%	2.60%
Allowance for credit losses to total gross loans	3.26%	3.10%	2.65%
Allowance for credit losses to non-performing loans (1)	43.79%	37.48%	33.68%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $2.5 million, $2.6 million, and $1.4 million, respectively.
(2)	Represents accruing restructured loans performing according to their restructured terms.

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AWBC – 2010 Q1 Results

April 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2010	12/31/2009	3/31/2009
Quarterly Financial Ratios, annualized:
Return on average assets	-2.16%	-4.07%	-3.18%
Return on average equity	-206.00%	-207.62%	-66.70%
Return on tangible average equity	-535.07%	-307.73%	-104.51%
Efficiency ratio (1)	101.21%	94.88%	97.58%
Non-interest income to average assets	0.72%	0.80%	1.27%
Non-interest expenses to average assets	4.88%	7.44%	4.50%
Net interest margin to average earning assets (2)	3.62%	3.54%	3.31%

(1)	Excludes intangible amortization and foreclosed assets expenses.
(2)	Presented on a tax equivalent basis for tax exempt securities.

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AWBC – 2010 Q1 Results

April 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2010	12/31/2009	3/31/2009
Allowance for Loan Losses:
Balance, beginning of period	$38,999	$32,991	$44,722
Loan loss provision	5,000	15,850	13,680
Loans charged-off	(6,171)	(12,550)	(17,943)
Recoveries	666	2,708	216

Balance, end of period	$38,494	$38,999	$40,675

Reserve for Unfunded Commitments:
Balance, beginning of period	$456	$402	$660
Provision for unfunded commitments	(46)	54	—

Balance, end of period	$410	$456	$660

Net charge-offs to average gross loans (1)	1.81%	2.92%	4.45%
Provision for loan losses to average gross loans (1)	1.65%	4.70%	3.44%

(1)	Ratios are annualized.

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AWBC – 2010 Q1 Results

April 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarter to Date Net Interest Margin:

	Three Months Ended
	March 31, 2010			December 31, 2009			March 31, 2009
	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,230,294	$17,728	5.84%	$1,338,605	$19,596	5.81%	$1,614,190	$22,464	5.64%
Taxable securities	40,000	443	4.49%	42,980	476	4.39%	45,589	560	4.98%
Non-taxable securities (2)	7,713	125	6.57%	8,319	134	6.39%	19,106	292	6.20%
FHLB Stock	10,267	—	0.00%	10,267	—	0.00%	9,586	—	0.00%
Overnight deposits with other banks and other	161,102	119	0.30%	163,377	164	0.40%	31,097	35	0.46%

Total interest earning assets	1,449,376	18,415	5.15%	1,563,548	20,370	5.17%	1,719,568	23,351	5.51%

Non-interest earning assets	151,407			159,589			134,719

Total assets	$1,600,783			$1,723,137			$1,854,287

Liabilities
Interest bearing demand deposits	$189,058	$167	0.36%	$222,973	$233	0.41%	$131,007	$132	0.41%
Savings and MMDA deposits	357,046	718	0.82%	377,069	997	1.05%	426,313	1,768	1.68%
Time deposits	610,264	3,370	2.24%	649,257	3,984	2.43%	664,369	5,657	3.45%

Total interest bearing deposits	1,156,368	4,255	1.49%	1,249,299	5,214	1.66%	1,221,689	7,557	2.51%

Overnight borrowings	5,889	11	0.76%	9,853	20	0.81%	94,242	214	0.92%
Junior subordinated debt	41,239	637	6.26%	41,239	631	6.07%	41,239	641	6.30%
Other borrowings	60,675	558	3.73%	60,696	572	3.74%	87,721	902	4.17%

Total interest bearing liabilities	1,264,171	5,461	1.75%	1,361,087	6,437	1.88%	1,444,891	9,314	2.61%

Non-interest bearing demand deposits	295,073			302,981			295,854
Other non-interest bearing liabilities	24,744			25,305			25,168

Total liabilities	1,583,988			1,689,373			1,765,913
Stockholders’ Equity	16,795			33,764			88,374

Total liabilities and stockholders’ equity	$1,600,783			$1,723,137			$1,854,287

Net interest income and spread		$12,954	3.40%		$13,933	3.29%		$14,037	2.90%

Net interest margin to average earning assets			3.62%			3.54%			3.31%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2010 Q1 Results

April 29, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Capital Ratios:

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2010:
Total capital to risk weighted assets:
Company	$6,736	0.52%	$104,171	8.00%	N/A	N/A
Bank	60,709	4.67%	104,038	8.00%	$130,048	10.00%

Tier I capital to risk weighted assets:
Company	3,368	0.26%	52,085	4.00%	N/A	N/A
Bank	44,173	3.40%	52,019	4.00%	78,029	6.00%

Leverage capital, Tier I capital to average assets:
Company	3,368	0.21%	63,632	4.00%	N/A	N/A
Bank	44,173	2.78%	63,566	4.00%	79,458	5.00%

The amounts and corresponding ratios set forth in the table above for both “adequately capitalized” and “well capitalized” information are based upon Federal banking regulations. As a result of the Bank being subject to the Order discussed above, it will not be immediately considered “well capitalized” by the FDIC upon attaining the corresponding ratios shown in the table.

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968

kmcphee@awbank.net

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